Exhibit 99.1

Contact for Media: Henry Goodwin VP Marketing Communications 603-380-6106 henry.goodwin@bottomline.com

Bottomline Announces New Board Members

PORTSMOUTH, N.H. – May 23, 2016 – Bottomline Technologies (NASDAQ: EPAY), a leading provider of cloud-based payment, invoice and banking solutions, today announced the appointment of Mr. Peter Gibson and Mr. Benjamin E. Robinson III to its Board of Directors.

Mr. Gibson is Co-CEO of Knowledgent Group, a data analytics and technology firm headquartered in Warren, NJ. Prior to this, he led global sales for the consulting arm of EMC Corporation, was a founder of BusinessEdge Solutions and was an early member of Trecom Business Systems. Mr. Gibson is a trustee of Long Island University, a member of Rutgers University Board of Overseers and a Board member of Qello Concerts, a media streaming company.

Mr. Robinson held a number of executive roles at Prudential Corporation, most recently including Senior Vice President and Chief Administration Officer for Prudential Annuities. Prior to joining Prudential, Mr. Robinson held executive positions at Bank of America and MasterCard International. Earlier in his career, he was Congressional Advisor to the US House of Representatives’ Committee on Banking, Finance & Urban Affairs. He currently serves as a member of the Executive Leadership Council and the Society of International Business Fellows.

Bottomline also announced that Mr. Daniel M. McGurl and Mr. James L. Loomis will not stand for reelection to the Company’s Board at its annual meeting in November as part of a board refresh. As founder, Chief Executive Officer and Chairman, Dan McGurl led Bottomline from its founding in Exeter, NH 27 years ago, through its initial public offering. As a co-founder, Jim Loomis was instrumental in the company’s product strategy, customer focus and collaborative culture. Mr. McGurl and Mr. Loomis will continue to serve as Directors through the November annual meeting to provide for an orderly transition.

“We are excited to welcome two very accomplished executives to our Board of Directors” said Joseph L. Mullen, Chairman of the Board of Directors. “Peter and Benjamin bring a wealth of experience from both the financial services sector and the cutting edge of data analytics and technology. They also have extensive managerial, operational and financial experience, which will add valuable perspective to our Board.”

“I would also like to thank Dan and Jim for their service to Bottomline,” continued Mr. Mullen. “Our company is the successful, global organization it is today because of their vision and leadership. We are very grateful for their commitment to the company.”

About Bottomline Technologies

Bottomline Technologies (NASDAQ: EPAY) powers mission-critical business transactions. We help our customers optimize financially-oriented operations and build deeper customer and partner relationships by providing a trusted and easy-to-use set of cloud-based digital banking, fraud prevention, payment, financial document, insurance and healthcare solutions. Over

10,000 corporations, financial institutions and banks benefit from Bottomline solutions. Headquartered in the United States, Bottomline also maintains offices in Europe and Asia-Pacific. For more information, visit www.bottomline.com.

Bottomline Technologies and the Bottomline Technologies logo are trademarks of Bottomline Technologies, Inc. which may be registered in certain jurisdictions. All other brand/product names may be trademarks of their respective owners.